Exhibit 99.2

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of February 28, 2005 (this “Agreement”), by and among TRESTLE ACQUISITION CORP, a Delaware corporation (“Purchaser”), InterScope Technologies, Inc., a Delaware corporation (“InterScope” or “Seller”).

WHEREAS, InterScope is engaged in the business of developing, owning, using, licensing, marketing, and selling a series of microscopy and telemedicine products, applications, and services, including without limitation, (i) microscopy, and other products developed from the same technology for microscopy applications, (ii) products developed from the same technology for telemedicine applications, (iii) digital scanner, (iv) digital slide, (v) workflow solutions, (vi) high throughput scanner. (the “Business”);

WHEREAS, Seller collectively, or through certain inactive subsidiaries own all right, title and interest in and to the Assets comprising the Business;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Assets of Seller comprising the Business, as more particularly described herein, free and clear of any and all Encumbrances, in consideration for the payments from the Purchaser and the assumption of certain liabilities of the Business each as specified herein; and

WHEREAS, the Board of Directors of Seller has approved this Agreement and has determined that the transactions contemplated hereby are advisable and in the best interests of Seller and its creditors, have approved this Agreement; and

WHEREAS, the Creditors of Seller have approved the sale of InterScope’s assets to the Purchaser and have determined that the transactions contemplated hereby are advisable and in their best interests;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

Section 1.01  Purchase and Sale of Assets. Except as set forth in Section 1.02, upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign, quitclaim and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from Seller, free and clear of any and all Encumbrances, all right, title and interest of Seller in and to the following properties, assets, Contracts, rights and choses in action, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, that are used or held for use in connection with the Business, as the same may exist on the Closing Date (collectively, the “Assets”):

(a)  all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights there under, remedies against infringements thereof, rights to bring all legal action, including infringements (whether occurring before of after) and the right to recover damages for such infringement, and rights to protection of interests therein under the laws of all jurisdictions, including, without limitation, the Intellectual Property identified on Schedule 3.10. Seller shall not retain any rights, title, license or interest in any of the Intellectual Property;

(b)  all tangible personal property (including, without limitation, inventory, machinery, equipment, appliances and furniture), including, without limitation, the tangible personal property located at 12300 Perry Highway, Suite 110, Wexford, PA 15090;

(c)  all accounts receivable (on and off balance sheet), notes, prepaid items and expenses, deferred charges, rights of offset, claims for refund, and other receivables or right to payment of any nature whatsoever (including any such item relating to the payment of taxes), relating to the Business (collectively, “Receivables”) existing on the Closing Date and all such items arising thereafter, a true, correct and complete list of which, as they existed on February 28, 2005, is set forth hereto as Schedule 3.04(a);

(d)  cash and cash equivalents of Seller received from the Business prior to, and existing on, the Closing Date;

(e)  cash and cash equivalents of Seller received from the Business on and after the Closing Date;

(f)  the real and personal property lease agreements and leasehold improvements identified on Schedule 3.06(a) and 3.06(b) respectively;

(g)  all Software and the Contracts related thereto used or held for use in or relating to the Business, including, without limitation, the items specified on Schedule 3.10;

(h)  all right, title and interest of Seller in and to all Contracts, agreements, arrangements, instruments and documents specified on Schedule 3.11 (the “Assumed Contracts”);

(i)  all goodwill of Seller in the Business;

(j)  all books, records, files, manuals and other similar materials, including, advertising materials, marketing materials, brochures, business and marketing plans and proposals, production data, sales and promotional materials and records, purchasing materials and records, files for past, existing and contemplated projects, media materials, accounting, financial and fiscal records (copies), sales order files, customer lists and customer records in any form (and all software related to any such customer records, to the extent transferable), whether of past or present customers or potential future customers, of the Business, advertiser lists, receipts and computer records relating to the Assets, standard operating procedures, correspondence, customer relation information, and any other trade secrets, confidential or proprietary information pertaining to the Business (the “Business Records”);

(k)  all claims, choices in action, causes of action and judgments relating to the Business, the Intellectual Property or other Assets, provided, however, that all avoidance actions are available to Seller under applicable law.

(l)  all certifications, franchises, approvals, permits licenses, orders, registrations, certificates, variances and other similar permits or rights obtained from any Governmental Entity or professional or trade organization utilized in operating the Business and all pending applications therefore;

(m)  all third party warranties and guarantees with respect to any of the Assets; and

(n)  all rights to receive insurance proceeds relating to the damage, destruction or impairment of any of the Assets subsequent to the date hereof but prior to the Closing Date.

Section 1.02  Excluded Assets. Notwithstanding anything else contained herein, no Seller shall sell, transfer, convey or assign to the Purchaser the following (the “Excluded Assets”):

(a)  the Assets set forth on Schedule 1.02; and

(b)  assets of Seller that are not directly used or held for direct use by Seller in connection with the Business.

Section 1.03  Assumed Liabilities. Subject to the terms and conditions contained in this Agreement, at the Closing, the Purchaser agrees to assume, pay and perform when due the following (the “Assumed Liabilities”): (i) the accounts payable identified on Schedule 1.03 hereto, as more fully described therein, which schedule shall be updated as of the Closing Date, provided, however, the parties acknowledge and agree that the aggregate dollar amount of all accounts payable included in Assumed Liabilities as of the Closing Date shall not exceed 120% of the aggregate total of such accounts payable on the date hereof; (ii) the obligations of Seller arising under the Assumed Contracts, in accordance with their terms, after the Closing Date with respect to acts or services to be performed by Purchaser under such Assumed Contracts after the Closing Date, except for any obligation, (a) that relates to any breach or default (or an event which might, with the passing of time or the giving of notice, or both, constitute a default) under any such Assumed Contract arising out of or relating to periods on or prior to the Closing Date, which obligations shall remain obligations of Seller under Section 1.05 below regardless of when it occurs, or (b) that relates to any indemnity, defense or hold harmless provision or agreement for occurrences prior to the Closing Date; and (iii) all costs and expenses of maintaining or preserving the Intellectual Property from and after the Closing Date.

Section 1.04  Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller or any of their Affiliates, direct or indirect, known or unknown, absolute or contingent, that are not expressly assumed by Purchaser pursuant to this Agreement and any ancillary agreements entered into pursuant to the terms hereof, including, without limitation, any accounts payable amounts as of the Closing Date that exceed 120% of the aggregate total of all accounts payable existing as of the date hereof (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”).

Section 1.05  Assignments; Cure Amounts. Seller shall assume and assign all Assumed Contracts to Purchaser as of the Closing Date. In connection with such assumption and assignment, Seller shall provide for cure of all monetary and non-monetary defaults arising under such Assumed Contracts. The amount of such cure amount itemized by Assumed Contract is set forth on Schedule 1.05, which schedule will be updated as of the Closing Date. At Seller’s written request, Purchaser shall provide funds at Closing to pay any such cure amount, and the amount of the funds so provided shall be applied at Closing as a credit to Purchaser against the Purchase Price. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any of the Assumed Contracts to Purchaser if an attempted assignment thereof without the consent of a third Person would constitute a breach thereof or preclude assignment of such Assumed Contract to Purchaser. The cure amount under any Assumed Contract shall be an amount determined by the Purchaser based upon its reasonable valuation of the Assumed Contract; provided; however, any dispute over the cure amount shall not preclude or delay the Closing of the sale or the assignment of the affected Assumed Contract to Purchaser.

Section 1.06  Purchase Price.

(a) The purchase price for the Assets shall be an amount equal to One Million Dollars ($1,000,000) worth of Trestle Holdings Common Stock, 337,838 shares of commons stock valued at $2.96 per share and One Hundred and Ninety-two Thousand Nine Hundred and Twenty-eight Dollars and Ninety-three Cents ($192,928.93) in cash. The Company’s Common Stock is to be valued using the Company’s average closing price over the sixty (60) days prior to the signing and execution date of this Agreement, as reduced in accordance with Section 1.06(b) (the “Purchase Price”). Trestle Holdings shall include the stock in any registration statement currently pending to register securities with the U. S. Securities and Exchange Commission or in the first registration statement the Company files with the commission following the closing.(b)The Purchase Price payable by Purchaser at Closing shall be reduced dollar-for-dollar by any cure amounts funded by Purchaser at Closing pursuant to Section 1.05.

Section 1.07  Payment of Purchase Price. Subject to the conditions, representations and warranties and covenants hereof and at the Closing, the Purchaser shall pay the Purchase Price as follows: (i) delivery of stock certificate no later than ten (10) business days after the Closing Date; (ii) on the Closing Date, One Hundred and Seventy-seven Thousand Nine Hundred and Twenty-eight Dollars and Ninety-three Cents ($177,928.93). Fifteen Thousand Dollars will be paid upon receipt of the Fifteen Thousand Dollar ($15,000.00) receivable from Delta Pathology minus any adjustment pursuant to Section 1.06(b), if any, to Seller.

Section 1.08  Taxes. Seller shall be responsible for, and shall pay on or prior to their due date, all municipal, county, state and federal sales taxes, use and transfer taxes incurred and the related costs of preparing or documenting the same, if any, in connection with the Transactions contemplated by the Agreement. Seller shall prepare and in a timely manner sign and swear to any return, certificate, questionnaire or affidavit as to matters required in connection with the payment of any such tax.

Section 1.09  Allocation of Purchase Price. The consideration provided for herein shall be allocated among the Assets in the manner required by Treasury Regulation §1.1060-1 (the “Allocation”). Such Allocation shall be determined by Purchaser. Within ninety (90) days after the Closing Date, Purchaser shall deliver to Seller (a) a consolidated balance sheet of Purchaser as of the Closing Date (the “Closing Balance Sheet”) and (b) its determination with respect to the Allocation (the “Closing Allocation”). The parties hereto agree that, except as otherwise required by law (i) the Closing Allocation shall be binding on the parties for all federal, state, local and foreign tax purposes and (ii) the parties shall file with its respective federal income tax returns consistent Internal Revenue Service Forms 8594 - Asset Acquisition Statements under Section 1060, including any required Internal Revenue Service forms, schedules or amendments thereto which shall reflect the allocation set forth in the Closing Allocation.

ARTICLE II.

THE CLOSING

Section 2.01  Closing Date. Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Article X, and subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of 11835 West Olympic Blvd., Ste. 550E, Los Angeles, CA 90064, on or about March 11, 2005, or such other place, date and time as Seller and Purchaser shall mutually agree in writing (such date and time of the Closing is referred to herein as the “Closing Date”).

Section 2.02  Deliveries at Closing.

(a)  At the Closing, the Purchaser shall deliver or cause to be delivered to Seller the following:

(i)	the Purchase Price set forth in Section 1.06;

(ii)
a certificate of Purchaser, duly executed by an appropriate officer thereof, certifying to compliance with the covenants set forth in Article VI, and satisfaction (or, as specified, waiver) of each of the conditions set forth in VIII;

(iii)
true, correct and complete copies of (1) the certificate of incorporation, as amended to date, of the Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware, (2) the by-laws of Purchaser, and (3) resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the Transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary or Assistant Secretary of the Purchaser, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date;

(b)  At the Closing, Seller shall deliver to the Purchaser:

(i)	the source code underlying the Owned Software;

(ii)
certificates from the appropriate governmental official(s) or agencies, including without limitation, all relevant state(s) official authorizing entities including but not limited to the Secretary of State and Franchise Tax Board, as applicable, as to the good standing of Seller as of a date within seven (7) days of the Closing Date;

(iii)
a duly executed Assignment, Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit B (the “Assumption Agreement”), executed by Seller and all such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Purchaser and its counsel, be necessary to vest in Purchaser, good, valid and marketable title to the Assets, subject to no Encumbrances and to put Purchaser in actual possession or control of the Assets;

(iv)
a certificate of Seller, duly executed by an appropriate officer thereof, certifying to compliance with the covenants set forth in Articles V and VI, and satisfaction (or, as specified, waiver) of each of the conditions set forth in Article VII;

(v)
true, correct and complete copies of (1) the certificate of incorporation, as amended to date, of Seller and the Inactive Subs, certified as of a recent date by the Secretary of State of the applicable state of incorporation, (2) the by-laws of Seller, (3) resolutions duly and validly adopted by (a) the Board of Directors and (b) the majority of the Shareholders of InterScope evidencing the authorization of the execution and delivery of this Agreement (in the case of Trestle), the other Transaction Documents to which it is a party and the consummation of the Transactions contemplated hereby and thereby, and with respect to the resolutions of the Board of Directors, accompanied by a certificate of the Secretary or Assistant Secretary of Seller, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date;

(vi)
an executed letter addressed to InterScope’s banking institutions on behalf of InterScope directing such banks to deliver all amounts in InterScope’s bank accounts to an account designated in writing by Purchaser as of the Closing Date and thereafter;

(vii)
executed letters to each of Seller’s customers, on behalf of each Seller directing such customers to directly pay Purchaser as of the Closing Date. Such payments to be made directly to Purchaser at Trestle Acquisition Corp., 11835 West Olympic Boulevard, Suite 550, Los Angeles, California 90064, Attn: Eric Stoppenhagen;

(viii)	all Consents, waivers and estoppels from third parties as required to consummate the Transactions contemplated by this Agreement, all as set forth on Schedule 3.02(c);

(ix)
delivery of completed product documentations, including accurate, updated drawings for all hardware components & subassemblies, source code for all software, specifications, designs, test data, wiring diagram, assembly instructions etc. In the even such documentation is not complete, the cost of completing such documentation will be deducted from the amount of reimbursable expenses.

(x)
warranty that at least one fully working imager/loader device has been manufactured and is available. In the event that such a device is not available the cost for making this device available will be deducted form the amount of reimbursable expense.

(xi)	such other instruments and certificates of transfer as may be reasonably requested by the Purchaser.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF

SELLER

Seller represents and warrants to and for the benefit of the Purchaser, as of the date hereof and as of the Closing Date, except with respect to any particular subsection of this Article III to the extent specifically described in the corresponding subsection or any other subsection, if it is reasonably apparent from the disclosure that such other subsection applies, of that certain schedule (the “Seller’s Disclosure Schedule”), dated as of the date of this Agreement, delivered to the Purchaser on behalf of Seller, a copy of which is attached hereto and incorporated herein by this reference, as follows:

Section 3.01  Organization and Qualification. InterScope is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. InterScope has all corporate or other power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate the Assets and properties and to carry on the Business as it is being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership or leasing of its Assets and properties makes such qualification necessary The copies of the certificate of incorporation and bylaws of Seller, as heretofore made available to Purchaser, are correct and complete in all respects.

Section 3.02  Authority.

(a)  Authority.

The Board of Directors of Seller has taken all action to authorize and approve the Transactions Documents and the Transactions, and Seller has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby.

The execution, delivery and performance by Seller of each Transaction Document to which it is a party and the consummation by Seller of the Transactions contemplated hereby and thereby have been duly authorized by all corporate action on the part of Seller, and do not require any other corporate proceedings on the part of Seller to authorize each Transaction Document.

Each Transaction Document to which Seller is a party has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its respective terms.

Written consent of creditors and debt holders to approve this Agreement and the Transaction contemplated hereby on behalf of Seller.

(b)  Non-Contravention. Neither the execution and delivery by Seller of any Transaction Document to which it is a party nor the consummation or performance by Seller of any of the Transactions contemplated hereby and thereby will contravene, conflict with or result in any violation by Seller under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under:

(i)	the certificate or articles of incorporation, bylaws or other governing documents of Seller; or

(ii)	to the best of Seller’s knowledge, any Requirements of Law; or

(iii)
other than the pledge of the assets to the secured creditors which shall be set forth in the Seller’s Disclosure Schedules, any Assumed Contract, lease or other instrument to which Seller is now a party or by which the Business or the Assets may be bound or affected.

Neither the execution nor the delivery by any Seller of any Transaction Document will result in the creation or imposition of any Encumbrance of any nature whatsoever upon the Business or Assets.
(c)  Compliance.

With regards to the Business and the Assets, to the best of Seller’s knowledge, Seller is not, nor has been in the last two (2) years, in violation of, and Seller has been given no notice or been charged with any violation of, any law, order, regulation, ordinance or judgment of any Governmental Entity.

To the best of Seller’s knowledge, Seller has all material permits, licenses and franchises from Governmental Entities necessary to conduct the Business as currently conducted and is in full compliance with the terms thereof. To the best of Seller’s knowledge, no violations exist and no violations have been reported in writing in respect of such permits, licenses and franchises. To the best of Seller’s knowledge, Schedule 3.02(d) lists each material permit, license and franchise of Seller relating to the Business. A true and complete copy of each such material permit, license and franchise of Seller relating to the Business has been provided to Purchaser and as of the date of the Closing each such permit, license and franchise shall be in full force and effect.

Section 3.03  Title to Properties; Liens. Seller has good, valid and marketable title to all of the Assets, free and clear of any Encumbrances (other than any Encumbrances arising from Seller’s secured financing obligations). At the Closing, Seller will convey to the Purchaser good, valid and marketable title to the Assets, free and clear of any Encumbrances.

Section 3.04  Receivables and Assumed Liabilities.

(a)  Schedule 3.04(a) sets forth a true, correct and complete aged list of the Receivables of InterScope incurred through February 28, 2005, showing separately those Receivables that, as of such date, had been invoiced or billed by InterScope and are outstanding. At Closing, Seller shall deliver a true, correct and complete updated list of such Receivables as of the Closing Date. Except as set forth on Schedule 3.04(a), all Receivables outstanding as of February 28, 2005, and as of the Closing Date (i) arose from the sale of products or services to Persons not affiliated with any Seller and in the ordinary course of business consistent with past practice, (ii) constitute or will constitute, as the case may be, only valid and enforceable claims of InterScope which pursuant to the Sale Order shall not be subject to set-off, counterclaim or other defenses, and (iii) are fully collectible in the ordinary course of business consistent with past practice, after deducting the allowance for doubtful accounts of $0, which such deduction is consistent with the allowance reflected in the InterScope’s unaudited financial statements in accordance with GAAP. InterScope shall on a weekly basis from the date hereof through the Closing Date deliver to Purchaser a schedule listing the Receivables collected on and after the date hereof.

(b)  Schedule 3.04(b) sets forth a true, correct and complete list of the Assumed Liabilities as such items exist as of February 28, 2005. At Closing, InterScope shall deliver a true, correct and complete updated list of such Assumed Liabilities as of the Closing Date. Each Assumed Liability (i) has arisen from the operation of the Business in the ordinary course of business consistent with past practice and (ii) is properly and accurately reflected in the Business Records of Seller. InterScope shall on a weekly basis from the date hereof through the Closing Date deliver to Purchaser an updated schedule identifying the Assumed Liabilities.

Section 3.05  Absence of Certain Events. Except with respect to any actions taken in connection with this Agreement, Seller has conducted the Business only in the ordinary course of business consistent with past practice and there has not been any of the following, but solely insofar as they relate to the Business or the Assets:

(i)	any damage of more than $10,000, destruction or loss, whether or not covered by insurance;

(ii)	other than the pledge of the assets of InterScope to the secured creditors, any Encumbrance on any of the Business’ property or Assets, tangible or intangible;

(iii)
any sale, transfer, lease or disposal of Assets or incurrence, assumption, cancellation or compromise of any Indebtedness or claim (other than accounts receivable compromised in the ordinary course of business consistent with its past practice), or waiver or release of any right;

(iv)	receipt of any notice or threat of termination of, breach of, or default on any Assumed Contract;

(v)	any change in any method of accounting or auditing practice;

(vi)	write-off as uncollectible any Receivable, except write-offs in the ordinary course of business consistent with past practice;

(vii)	any filing settlement or dismissal of any action, claim, demand or lawsuit by or before any Governmental Entity for any amount, in any individual case; or

(viii)	execution of any Contract or letter of intent with respect to or otherwise committed or agreed to do, any of the foregoing.

Section 3.06  Leased Real Property; Personal Property.

(a)  Schedule 3.06(a) sets forth a list of all leases of real property used in connection with the Business (the “Leased Real Property”), and no other real property is used in connection with the Business. None of such Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and to the knowledge of Seller, no such condemnation or other taking has been threatened.

(b)  Schedule 3.06(b) sets forth a list of (i) each lease or other agreement or right, whether written or oral (including in each case, the expiration date thereof and a brief description of the property covered) under which any Seller is lessee of, or holds or operates, any inventory, equipment or other tangible personal property owned by a third Person and used, or held for use in, or otherwise relating to the Business, and (ii) all inventory, equipment, furniture and other personal property owned by Seller having a fair market value or book value of Ten Thousand Dollars ($10,000) or more and used in or relating to the Business or the Assets.

Section 3.07  Litigation; Investigations. Except for the Filings and as specifically set forth on Schedule 3.07, there are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened against, relating to, or affecting either of Seller, the Business or the Assets or, to the knowledge of Seller, any employee, agent, officer or director of either of Seller relating to the Business, and (ii) no orders of any Governmental Entity or arbitrator outstanding against either of Seller, the Business or the Assets or, to the knowledge of Seller, any employee, agent, officer or director of either of Seller relating to the Business, or that could prevent or enjoin or delay in any respect, consummation of the Transactions contemplated hereby.

Section 3.08  Employees and Labor Matters

(a)  As of the date hereof, Seller employs three full-time employees and zero part-time employees in the Business and generally enjoy a good employer-employee relationship. Seller has no knowledge that any employee of the Business does not plan to accept employment with Purchaser other than as detailed on Schedule 3.08.
(b) Seller are not delinquent in payments to any of its employees, past or present, for any wages, salaries, commissions, bonuses or other direct compensation for any services provided or amounts required to be reimbursed, relating to the Business. There are no workers' compensation or other similar claims filed against Seller, and Seller do not know of any injury or other event that may give rise to any such claim, relating to the Business. There are no charges of employment discrimination or unfair labor practices that have been filed against or involving Seller, relating to the Business. There are no grievances, complaints, or charges that have been filed against Seller, relating to the Business. Seller is, and has been at all times since its effective date, in compliance with the requirements of the Immigration Reform Control Act of 1986, relating to the Business. Seller’s payroll systems and classification of employees is and for eighteen (18) months prior to the Closing have been consistent with and in compliance with the requirements of the Fair Labor Standards Act, as amended, and any and all applicable state minimum wage and overtime laws, relating to the Business.

Section 3.09  Absence of Liabilities. Other than attorney’s fees in connection with the preparation of this Agreement and the consummation of the Transactions evidenced by this Agreement, Seller has no Liabilities of a material nature, which are or may become material Liabilities of the Business, whether accrued, absolute, contingent, matured or otherwise, whether due or to become due and whether or not the amount thereof is readily ascertainable, that are not reflected as a Liability in the any financial statements provided to Purchaser.

Section 3.10  Intellectual Property.

(a)  Schedule 3.10 sets forth a list of all Copyrights, Patents, Trademarks, Trade Secrets and Domain Names owned or used by Seller that are material to the conduct of the Business or the Assets as they are currently being operated.

(b)  Schedule 3.10 sets forth a list (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by Seller that are material to the conduct of the Business or the Assets as they are currently being operated (other than Software licensed to Seller that is generally available in consumer retail stores or subject to “shrink-wrap” license agreements).

(c)  Schedule 3.10 sets forth a list of all Contracts for the sale, license or assignment of (i) any Copyrights, Patents, Trademarks or Domain Names listed in Schedule 3.10, (ii) any Trade Secrets owned by, licensed to or used by Seller that are material to the conduct of the Business or the Assets as they are currently being operated, or (iii) any Software listed in Schedule 3.10.

(d)  Except as set forth in Schedule 3.10, Seller owns all worldwide right, title and interest in and to the Intellectual Property and Software included in the Assets, free and clear of any Encumbrance. Additionally, Seller is the exclusive, legal and beneficial owner of the Intellectual Property

(e)  The Trade Secrets are not part of the public knowledge or literature and, to the best of each Seller’s knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller.

(f)  Except as set forth in Schedule 3.10: (i) all Copyrights, Patents, Trademarks, Trade Secrets and Domain Names identified in Schedule 3.10 as being owned by Seller are valid and in force, and all pending applications for any Copyrights, Patents, Trademarks and Domain Names so identified are in good standing; (ii) the Intellectual Property identified in Schedule 3.10 as being owned by Seller is valid and enforceable; and (iii) Seller have the right to bring actions for infringement or unauthorized use of the Intellectual Property and Software identified in Schedule 3.10 as being owned by Seller and included in the Assets, and to the knowledge of Seller, there is no basis for any such action. Correct and complete copies of: registrations for all registered Copyrights, Patents, Trademarks and Domain Names identified in Schedule 3.10 as being owned by Seller; and all pending applications to register unregistered Copyrights, Patents or Trademarks identified in Schedule 3.10 as being owned by Seller (together with any subsequent filings relating to the pending applications) have heretofore been made available to Purchaser by Seller.

(g)  Except as set forth in Schedule 3.10, Seller has had no notice of any claim against Seller that the operations, activities, products, software, equipment, machinery or processes of the Business infringe any Intellectual Property right of any other Person and, to the knowledge of Seller, no infringement of any Intellectual Property right of any other Person has occurred or results in any way from the operations of the Business.

(h)  Except as set forth in Schedule 3.10, (i) the Software included in the Assets is not subject to any transfer or assignment limitations; (ii) Seller has maintained and protected the Software included in the Assets that they own (the “Owned Software”) (including all source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, Trade Secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) Seller has copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) Seller has complete and exclusive right, title and interest in and to the Owned Software; (vi) any Owned Software includes any or all of the following: the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by Seller; and (vii) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person.

(i)  Except as set forth in Schedule 3.10, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material protected by Copyrights, Patents or Trade Secrets that are material to the conduct of the Business as it is currently being operated by Seller either: (i) are a party to a “work-for-hire” agreement under which Seller (or any predecessors in interest, as applicable) is deemed to be the original owner and/or the author of all property rights therein; or (ii) have executed an assignment or an agreement to assign in favor of Seller (or any predecessor in interest, as applicable) all right, title and interest in such material.

(j) Except as set forth in Schedule 3.10, all necessary registration, maintenance and renewal fees due in connection with such Intellectual Property have been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant copyright, trademark or other Governmental or Regulatory Authorities for the purposes of maintaining such Intellectual Property.

Section 3.11  Contracts.

(a)  Schedule 3.11 sets forth a complete and accurate list of all Assumed Contracts. Each of the Assumed Contracts is in full force and effect and is enforceable in accordance with its terms. Seller has not received written notice of cancellation of or intent to cancel, or notice to make a modification or intent to make a modification in, any of the Assumed Contracts. The consummation of the Transactions hereunder will not result in the early termination of any of the Assumed Contracts. There exists no event of default or occurrence, condition or act on the part of Seller or, to the best knowledge of Seller, on the part of the other parties to such Assumed Contracts which constitutes or would constitute (with notice or lapse of time or both) a breach under, or cause or permit acceleration of, any obligation of Seller and/or the Business, except to the extent such event of default will be cured by Seller as of the Closing Date. Seller has delivered or made available to Purchaser true and complete copies of each Assumed Contract listed in Schedule 3.11.

(b)  Seller is not a party to or bound by any agreement containing non-competition, confidentiality, standstill or similar restriction, “change of control” or other limitations restricting the conduct of the Business or use of the Assets.

(c)  Except as set forth in Schedule 3.11, Seller is not a party to or bound by any of the following types of contractual obligations relating to the Business or the Assets:

(i)
any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money granting or evidencing a Lien on the Business and/or Assets or any other Indebtedness;

(ii)
any guaranty, direct or indirect, of any obligation for borrowings or otherwise relating to the Business and/or the Assets, excluding endorsements made for collection in the ordinary course of business;

(iii)	any obligation of the Business to make payments, contingent or otherwise, arising out of any prior acquisition of the business, assets or stock of other persons;

(iv)	any shareholders or joint venture agreement, or partnership, joint venture, joint development, co-marketing, co-promotion, co-packaging, or similar agreement involving the Business or the Assets;

(v)	any Contracts involving any material resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute relating to the Business and/or the Assets;

(vi)	any powers of attorney, proxies or similar instruments to which any Seller is bound;

(vii)	any other Contracts that are material to the Business taken as a whole; or

(viii)	any license or royalty payments.

Section 3.12  RESERVED.

Section 3.13  Major Customers. Schedule 3.13 lists the names of all of the customers of the Business and the amount of revenues generated by each of them during the twelve months ended December 31, 2004 and December 31, 2003. Except as set forth in Schedule 3.13, there have been no adverse changes in the relationships between Seller and the customers listed on Schedule 3.13, since December 31, 2004.

Section 3.14  Customer Files. All materials relating to the customers of the Business (the “Customer Files”) who are currently or have been since December 31, 2001 customers, are complete and accurate in all material respects. Except as set forth on Schedule 3.14, Seller has no materials or information relating to the customers of the Business other than the Customer Files.

Section 3.15  Insurance. There is no claim, nor to Seller’s knowledge, any set of facts and circumstances which would give rise to a claim, by Seller under any insurance policy related to the Business or the Assets. Neither the Business nor the Assets has had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and to Seller’s knowledge, there are no occurrences which may give rise to any claim not covered by insurance.

Section 3.16  Product Liabilities. Except as set forth in Schedule 3.16, Seller has not received a claim related to the Business for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of products or from the provision of services; and, to the knowledge of Seller, there is no basis for any such claim. Except as set forth in Schedule 3.16, the products sold or delivered or services rendered by the Business comply with all contractual requirements, warranties or covenants applicable thereto and are not subject to any material term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services.

Section 3.17  Regulatory Matters. Except as set forth in Schedule 3.17:

(a)  (i) to the knowledge of Seller, Seller is in compliance in all material respects with all current applicable statutes, regulations or rules enacted, adopted, issued, promulgated or administered by the FDA or comparable foreign Governmental Body with respect to or relating to the Business and (ii) Seller has not received any notice alleging any failure by Seller to so comply;

(b)  to the knowledge of Seller, there is no false information or significant omission in any product application or product-related submission made by Seller in connection with the Business to the FDA or comparable foreign Governmental Body;

(c)  to the knowledge of Seller, there is no reasonable basis for any material regulatory action from the FDA or any comparable foreign Governmental Body in each case, with respect to the Business; and

(d)  there have been no recalls, field notifications, alerts, seizures or other compliance or enforcement action requested or threatened relating to the products of the Business.

Section 3.18  Records. All Business Records of Seller are true, accurate and complete in all material respects.

Section 3.19  Disclosure. No representation, warranty or statement made by any Seller in (i) this Agreement or (ii) the Schedules attached hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to and for the benefit of Seller, as of the date hereof and as of the Closing Date, except with respect to any particular subsection of this Article IV to the extent specifically described in the corresponding subsection or any other subsection, if it is reasonably apparent from the disclosure that such other subsection applies, of that certain schedule (the “Purchaser’s Disclosure Schedule”), dated as of the date of this Agreement, delivered to Seller on behalf of the Purchaser, a copy of which is attached hereto and incorporated herein by this reference, as follows:

Section 4.01  Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.02  Authority.

(a)  Authority. The Board of Directors of the Purchaser has taken all action to authorize and approve the Transaction Documents and the Transactions. The Purchaser has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby.

The execution, delivery and performance by the Purchaser of each Transaction Document to which it is a party and the consummation by the Purchaser of the Transactions contemplated hereby and thereby have been duly authorized by all corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize each Transaction Document.

Each Transaction Document to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms.

(b)  Non-Contravention. Neither the execution and delivery by Purchaser of any Transaction Document to which it is a party nor the consummation or performance by Purchaser of any of the Transactions contemplated hereby and thereby will contravene, conflict with or result in any violation by Purchaser under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under:

(i)	the certificate or articles of incorporation, bylaws or similar governing documents of Purchaser; or

(ii)	to the best of the Purchaser’s knowledge, any Requirements of Law applicable to Purchaser; or

(iii)	any Contract, lease or other instrument to which Purchaser is now a party.

(c)  Statutory Approvals. No declaration, filing or registration with, or notice to or Consent of, any Governmental Entity or any other Person is necessary for the execution and delivery by Purchaser of any Transaction Document to which it is a party or the consummation by Purchaser of the Transactions contemplated hereby and thereby.

Section 4.03  Disclosure. No representation, warranty or statement made by Purchaser in (i) this Agreement or (ii) the Schedules attached hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.

PRE-CLOSING COVENANTS OF SELLER

Except with the prior written consent of the Purchaser, Seller shall comply with the provisions of this Article V after the date hereof and prior to the Closing Date or earlier termination of this Agreement.

Section 5.01  Ordinary Course of Business. Seller shall conduct the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use best efforts to preserve the Assets and the Business, preserve relationships with customers, suppliers, franchisors, distributors and others having business dealings with it and keep available the services of their present officers and employees, in each case in the ordinary course of business consistent with past practice. Seller will not take any action with the purpose or effect of causing any of the conditions to the Seller’s or Purchaser’s obligations set forth in Article VII hereof to not be satisfied. Except as expressly contemplated by this Agreement, Seller shall not without the prior written consent of the Purchaser:

(a)  make any payment with respect to, or in fulfillment of, any Liability, including without limitation, any account payable;

(b)  enter into any commitment or transaction relating to the Business not in the ordinary course of business;

(c)  acquire or agree to acquire by merging or consolidating the Business with, or by purchasing any assets or equity securities of, or by any other manner, any Person (other than purchases of marketable securities in the ordinary course of business consistent with past practice);

(d)  liquidate, dissolve or otherwise reorganize if such action would have any effect whatsoever on the Business or the Assets;

(e)  other than ordinary course revisions agreed to orally between the contracting parties, enter into, modify, amend or waive any terms of any Assumed Contract;

(f)  take any action or engage in any transaction which would cause any representation or warranty of Seller hereunder to be untrue as of the Closing Date;

(g)  accelerate the receipt of payment with respect to receivables or slow down the payment of payables relating to the Business, provided, however, that Purchaser’s right to require prior written consent pursuant to the terms of this Section 5.01(g) shall be deemed waived until such time, after the date hereof, that Purchaser invokes such right, in its sole and absolute discretion, by providing written notice to Seller;

(h)  revalue any of the Assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the ordinary course of business;

(i)  declare, set aside or pay any dividend or distribution in respect of any capital stock, or purchase or redeem any shares of capital stock of Seller (including any security convertible or exchangeable into such capital stock) or issue, grant or otherwise create any option or right to acquire any such capital stock;

(j)  enter into any agreement with related parties relating to the Business;

(k)  change compensation;

(l)  change debt structure or outstanding debt;

(m)  cancel or waive any claims or rights

(n)  make any capital expenditures; or

(o)  conduct any layoffs.

Section 5.02  Capital Commitments. Except for those expenditures specifically set forth in Schedule 5.02, Seller shall not make any capital commitments relating to the Business.

Section 5.03  Certain Actions. Seller shall not sell, lease, transfer, license, pledge, encumber or otherwise dispose of any Assets or incur any Liabilities or obligations of any nature whatsoever relating to the Assets or the Business (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for Liabilities or obligations incurred in the ordinary course of business in substantially the same manner as heretofore conducted.

Section 5.04  Loans and Advances. Seller shall not make loans or advances to, capital contributions to, or investments in, any Person, which relates to the Business.

Section 5.05  Accounting. Seller shall not make any changes in its accounting methods relating to the Assets or the Business, except as required by law, rule, regulation or GAAP.

Section 5.06  Insurance. Seller shall maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice) insurance in such amounts and against such risks and losses with respect to the Assets and the Business as is currently maintained by Seller.

Section 5.07  Permits. Seller shall use its best efforts to maintain in effect all existing material permits pursuant to which Seller operates the Business.

Section 5.08  Actions. Seller shall not institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any Governmental Entity threatened against, relating to or involving the Assets or the Business of Seller other than in the ordinary course of business consistent with past practices.

Section 5.09  Maintenance of Assets. Seller shall maintain all the Assets in good repair and condition, except to the extent of wear or use in the ordinary course of business and consistent with past practice or damage by fire or other unavoidable casualty.

Section 5.10  Access and Investigation. Seller shall use its best efforts to ensure that at all times from the date hereof through the Closing Date:

(a)   Seller and its representatives shall provide the Purchaser and its representatives with free and complete access at reasonable times and upon reasonable notice, to the Assets, and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Business;

(b)   Seller and its representatives shall provide the Purchaser and its representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Business as the Purchaser may reasonably request in good faith; and

Section 5.11  Intentionally left blank

Section 5.12  InterScope Attorney’s Fees. Notwithstanding any portion of this Article V to the contrary, prior to the Closing, InterScope shall not be permitted to pay attorney’s fees incurred on its behalf. Attorney’s Fees shall not be assumed by the Purchaser.

ARTICLE VI.

PRE-CLOSING COVENANTS OF EACH PARTY

Section 6.01  Notification of Certain Matters. During the period after the date hereof but prior to the Closing (the “Pre-Closing Period”), each party hereto shall promptly notify the other in writing of:

(a)  the discovery by it of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement or occurs, arises or exists after the date of this Agreement and that caused or constitutes or could cause or constitute a breach of any representation or warranty made by such party in this Agreement;

(b)  any breach of any covenant or obligation made by it; and

(c)  any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VII or Article VIII impossible or unlikely.

Section 6.02  Consents. Each party hereto shall use its best efforts to ensure that:

(a)  each filing, notice or certificate required to be made or given (pursuant to any applicable Legal Requirement, order or Contract, or otherwise) by it in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of any of the Transactions is made or given as soon as practicable after the date of this Agreement;

(b)  each Consent required under Section 3.02(c) and Section 4.02(c), if any, required to be obtained (pursuant to any applicable legal requirement, order or Contract, or otherwise) by it in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of any of the Transactions is obtained as soon as practicable after the date of this Agreement and remains in full force and effect through the Closing Date;

(c)  it shall promptly deliver to the other parties, a copy of each filing made, each notice given and each Consent obtained by it during the Pre-Closing Period; and

Section 6.03  This Section Reserved.

Section 6.04  Notification to Third Parties. During the Pre-Closing Period, Seller covenants and agrees that it shall take any and all steps necessary and appropriate to duly notice the sale of the Assets, in form and substance reasonably satisfactory to Purchaser in all respects, to all federal, state and local Governmental Entities to which such Seller may be subject to taxation in respect of the Assets or the Business.

Section 6.05  Cooperation. Each Party shall cooperate fully with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including Seller’ cooperation in the efforts of Purchaser to obtain any consents and approvals of any Governmental or Regulatory Authority required for Purchaser to be able to own the Purchased Assets.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE

The obligation of the Purchaser to purchase the Business and the Assets is subject to the satisfaction, at or before the Closing, of the conditions set out below. The benefit of these conditions are for the benefit of the Purchaser only and may only be waived in a writing signed by the Purchaser at any time in its sole discretion.

Section 7.01  Accuracy of Representations and Warranties. The representations and warranties of Seller shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects and except for representations and warranties that are subject to items set forth on a Schedule hereto, which shall be true subject to such items) at and as of the date when made and as of the Closing Date as though made at that time, and the Purchaser shall have received a certificate attesting thereto from Seller signed by a duly authorized officer of Seller.

Section 7.02  Performance by Seller. Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Purchaser shall have received a certificate signed by a duly authorized officer of Seller attesting to that effect.

Section 7.03   Notification to Third Parties. Seller shall have taken any and all steps necessary and appropriate to duly notice the sale of the Assets, in form and substance reasonably satisfactory to Purchaser in all respects, to all federal, state and local Governmental Entities to which such Seller may be subject to taxation in respect of the Assets or the Business

Section 7.04  This Section Reserved.

Section 7.05  No Litigation. There shall not have been issued and be in effect any order of any court or tribunal of competent jurisdiction which (i) prohibits or makes illegal the purchase by the Purchaser of the Assets, (ii) would require the divestiture by the Purchaser of all or any portion of the Assets or the Business as a result of the Transactions contemplated hereby, or (iii) would impose limitations on the ability of the Purchaser to effectively exercise full rights of ownership of the Assets or of all or any portion of the Business as a result of the Transactions contemplated hereby.

Section 7.06  No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the Transactions contemplated hereby.

Section 7.07  No Encumbrances. At the Closing, Seller shall deliver the Assets free and clear of any Encumbrances whatsoever.

Section 7.08  Necessary Consents. Seller shall have received all required consents, in form and substance reasonably satisfactory to Purchaser in all respects, to the transactions contemplated hereby from the other parties to all Assumed Contracts and to the extent necessary to validly assign to Purchaser any permits or licenses, the Intellectual Property and Software which are used in or held for use in or relating to the Business or the Assets, and which are material to the Business.

Section 7.09  Deliveries. Each of the deliveries required to be made to Purchaser pursuant to Section 2.02 shall have been so delivered.

ARTICLE VIII.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS TO CLOSE

The obligation of Seller to sell the Business and the Assets is subject to the satisfaction, at or before the Closing, of the conditions set out below. The benefit of these conditions are for Seller only and may be waived by Seller in writing at any time in their sole discretion.

Section 8.01  Purchase Price. Subject to any adjustments pursuant to Section 1.06, Seller shall have received the amounts set forth in Section 1.06, in accordance with the terms of this Agreement.

Section 8.02  Accuracy of Representations and Warranties. The representations and warranties of Purchaser shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects and except for representations and warranties that are subject to items set forth on a Schedule hereto, which shall be true subject to such items) at and as of the date when made and as of the Closing Date, as though made at that time, and Seller shall have received a certificate attesting thereto signed by a duly authorized officer of the Purchaser.

Section 8.03  Performance by Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and Seller shall have received a certificate of a duly authorized officer of the Purchaser to such effect.

Section 8.04  This Section Reserved.

Section 8.05  No Litigation. There shall not have been issued and be in effect any order of any court or tribunal of competent jurisdiction which (i) prohibits or makes illegal the sale by Seller of the Assets or the Purchase by the Purchaser of the Assets or (ii) would impose limitations on the ability of Seller to effectively transfer full rights of ownership of the Assets or of all or any portion of the Business as a result of the Transactions contemplated hereby.

Section 8.06  No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the Transactions contemplated hereby.

Section 8.07  Deliveries. Each of the deliveries required to be made to Seller pursuant to Section 2.02 shall have been so delivered.

ARTICLE IX.

SURVIVAL

Section 9.01  Representations and Warranties. All representations and warranties contained in this Agreement shall terminate on the Closing Date, and each of the covenants and agreements contained in this Agreement which contemplate performance after the Closing Date shall survive the consummation of the Transactions indefinitely.

ARTICLE X.

TERMINATION

Section 10.01  Termination Events. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)  by mutual written consent of Seller and Purchaser;

(b)  by Purchaser, if it determines, using its sole and absolute discretion, that at the Closing it will be unable to obtain all right, title and interest in and to any of the Intellectual Property or the Software necessary for its operation of the Business and the Assets, free and clear of any Encumbrances;

(c)  by Purchaser, if the Closing shall not have occurred within forty-five (45) days after the date hereof, that the failure of the Closing to occur by such applicable date shall not have been caused by, or result from, a breach of this Agreement by Purchaser;

(d)  by Purchaser, in the event of any material breach by Seller of any of Seller’s agreements, representations or warranties contained herein and the failure of Seller to cure such breach within five (5) business days after receipt of written notice from Purchaser requesting such breach to be cured;

(e)  by Seller, in the event of any material breach by Purchaser of any of Purchaser’s agreements, representations or warranties contained herein and the failure of Purchaser to cure such breach within five (5) business days after receipt of notice from Seller requesting such breach to be cured; or

Section 10.02  Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 10.01 shall give notice of such termination to the other party to this Agreement.

Section 10.03  Effect of Termination.

(a)  In the event that this Agreement shall be terminated pursuant to this Article X, all further obligations of the parties under this Agreement (other than Section 12.02) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

(b) The parties acknowledge and agree that the provisions of this Section 10.03 shall constitute the sole and exclusive remedy of Sellers with respect to any claims resulting from or arising out of the termination of this Agreement.

ARTICLE XI.

OBLIGATIONS AFTER THE CLOSING

Section 11.01  Further Assurances.

(a)  Seller will, at any time, when called upon to do so by the Purchaser, its successors, legal representatives, or assigns, execute and deliver all documents, required for the filing of such papers as are necessary to aid the Purchaser, its successors, legal representatives and assigns, to (i) effectively vest in the Purchaser good title to the Assets, (ii) consummate the Transactions contemplated hereby, and (ii) record, obtain, enforce and renew proper copyright, trademark, patent and other intellectual property rights in the Intellectual Property in all countries, all without further compensation but at the expense of the Purchaser, its successors, legal representatives and assigns.

(b)  On and after the Closing Date, the Purchaser shall have the sole right and authority to collect, for its own account and sole benefit, all monies payable in respect of the Assets (with respect to Transactions or events occurring after the Closing Date), but not to collect monies payable in respect of Excluded Assets, and Seller shall have the sole right and authority to collect, for their own account and sole benefit, all monies payable in respect of such Excluded Assets. If either party shall receive any such monies of the other, it shall hold all such monies in trust for the sole benefit of the other party. Within five business days after receipt thereof, Seller shall cause the transfer and delivery to the Purchaser of any monies or other property which Seller may receive after the Closing Date in payment of monies payable in respect of the Assets and the Purchaser shall (within five business days after receipt thereof) cause the transfer and delivery to Seller of any monies which the Purchaser may receive after the Closing Date in payment of Excluded Assets.

(c)  On and after the Closing Date, Purchaser shall provide access to any books and records relating to the Business and copies of such books and records to the extent reasonably necessary for Seller to administer closing of InterScope Technologies, Inc.

Section 11.02  Name Change. InterScope agrees to transfer, assign and convey, and hereby does transfer, assign and convey, all rights in and to the name “InterScope Technologies Inc., a Delaware corporation,” and any and all derivatives thereof, to Purchaser, other than the right to use the name solely in connection with the administration of InterScope’s dissolution proceedings. In no event later than twenty (20) days following the final conclusion and dismissal of the dissolution proceedings, InterScope shall take all necessary and appropriate action to amend its corporate charter to change its name to any name not including the words “IntersScope,” at the direction of Purchaser and at Purchaser’s sole cost and expense.

Section 11.03  Taxes. Seller covenants, acknowledges and agrees that Seller shall be responsible for, and shall pay all municipal, county, state and federal Taxes (this includes but not limited to payroll, sales, and corporate taxes) incurred and the related costs of preparing or documenting the same, if any, in connection with the operation of the Assets and/or the Business prior to the Closing Date. Seller shall accurately prepare and in a timely manner sign and swear to and file any return, certificate, questionnaire or affidavit as to matters required in connection with the payment of any such Taxes. Seller shall jointly and severally defend and hold Purchaser and its Affiliates, representatives, agents and the successors and assigns harmless in respect of any costs or expenses (including reasonable attorneys’ fees), claims, and damages arising from or in connection with Seller’ failure to pay in accordance with the terms of this Section 11.03.

ARTICLE XII.

MISCELLANEOUS

Section 12.01  Publicity. Except as and to the extent that any such party shall be so obligated by law or regulation in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued, none of the parties hereto may make any press release or other public announcement regarding this transaction or its terms without the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

Section 12.02  Costs. Except as otherwise provided for herein, the Purchaser, on the one hand, and Seller on the other, shall each pay its own costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the Transactions contemplated by this Agreement.

Section 12.03  Headings. Subject headings are included for convenience only and shall not affect the interpretation of any provision of this Agreement.

Section 12.04  Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or sent by facsimile transmission, on the business day after notice is delivered to a courier or mailed by express mail if sent by courier delivery service or express mail for next day delivery and on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows (or to such other address of which any such party shall give notice pursuant to this Section 12.04):

If to Seller to:

InterScope Technologies, Inc.
12300 Perry Highway, Suite 110
Wexford, PA 15090
Attn: Mr. Anthony Taddey, Chairman & CEO

    with a copy to:  Ron Eggert, COO
    InterScope Technologies
    12300Perry Highway, Suite 110
    Wexford, PA 15090

If to the Purchaser, to:

Trestle Acquisition Corp.
11835 West Olympic Blvd., Ste 550
     Los Angeles, CA 90064
Fax: (310) 444-4102
    Attn: Eric Stoppenhagen

Section 12.05  Assignment and Successors. Prior to Closing, neither the Purchaser, on the one hand, or Seller, on the other, shall assign any rights or delegate any duties hereunder without the prior written consent of the other.

Section 12.06  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

Section 12.07  Governing Law/Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California as applied to contracts made and to be performed entirely in the State of California without regard to principles of conflicts of law. The parties hereto submit to the exclusive jurisdiction of the State of California with respect to this Agreement and its enforcement and all matters relating thereto, or any disputes arising hereunder.

Section 12.08  Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, sets forth the entire understanding and agreement and supersedes any and all other understandings, negotiations or agreements between the Purchaser and Seller relating to the sale and purchase of the Business and the Assets.

Section 12.09  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement. This Agreement may be evidenced by facsimile signatures.

Section 12.10 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.

Section 12.10  No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

Section 12.11  Words in Singular and Plural Form. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

Section 12.12  Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 12.13  Amendment and Modification. This Agreement may be amended or modified only by written agreement executed by all parties hereto.

Section 12.14  Waiver. At any time prior to the Closing, the Purchaser or Seller may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions of the other contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

ARTICLE XIII.

INDEMNIFICATION

Section 13.01  Indemnification.

(a)  By Seller. From and after the Closing, Seller shall indemnify, reimburse, defend and hold harmless Purchaser, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys) (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant or agreement of Seller herein; (ii) the inaccuracy or breach of any representation or warranty made by Seller in this Agreement; (iii) the Excluded Liabilities and Excluded Assets; (iv) Government Rebates or Other Rebates arising out of Seller’ fraudulent or criminal conduct; (v) Government Rebates or Other Rebates that are payable or submitted, respectively, outside of the ordinary course of business within six months following the Closing; and (vi) the conduct of the Business prior to the Closing.

(b)  By Purchaser. From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller, and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant or agreement of Purchaser herein; (ii) the inaccuracy or breach of any representation or warranty made by Purchaser in this Agreement; (iii) the failure of Purchaser to assume, pay, perform and discharge any Assumed Liabilities; (iv) the use by Purchaser or its Affiliates of the Marketing Materials; and (v) the conduct of the Business after Closing.

(c)  Procedures. The indemnified party shall give the indemnifying party written notice (an "Indemnification Claim Notice") within thirty (30) days (or such other additional reasonable period that the Indemnified party can establish is reasonably necessary to permit it to determine whether to make a request for indemnification) of any Damages or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 13.01(a) or Section 13.01(b), but in no event shall the indemnifying party be liable for any Damages that result from failure to provide such notice within such period. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The indemnified party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents (collectively, the "Indemnitees" and each an "Indemnitee") shall be made solely by such party to this Agreement (the "Indemnified Party").

(d)  Third Party Claims. The obligations of an indemnifying party under this Section 13.01 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Section 11.01(a) or Section 11.01(b) (a "Third Party Claim") shall be governed by and be contingent upon the following additional terms and conditions:

(i)  At its option, the indemnifying party may assume the defense of any Third Party Claim by giving written notice to the Indemnified party at any time after the indemnifying Party's receipt of an Indemnification Claim Notice with respect to such Third Party Claim. The assumption of the defense of a Third Party Claim by the indemnifying party shall be construed as an acknowledgment that the indemnifying party is liable to indemnify any Indemnitee for Damages in respect of such Third Party Claim. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying party. In the event the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is later determined that the negligence or willful misconduct of the Indemnified Party caused, or was a contributing cause to, the Third Party Claim or the Damages relating thereto, the Indemnified Party shall reimburse the indemnifying party for the legal costs and all costs and expenses (including attorneys' fees and costs of suit) and any Damages, or its equitable proportion, as the case may be, incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.

(ii)  Without limiting Section 13.01(d)(i), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee's own expense unless (A) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (B) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.01(d)(i) (in which case the Indemnified Party shall control the defense).

(iii)  With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee's becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.01(d)(i), the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise voluntarily dispose of such Damages; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other voluntary disposition of Damages by an Indemnitee that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying party.

(iv)  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. To the extent the records of the Indemnitee referenced in this Section 11.01(d)(iv) are privileged by an attorney-client relationship, the parties shall cooperate in a manner as to preserve such privilege but to afford the indemnifying Party with all information relevant to such Third Party Claim.

(e)  THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY.

Section 13.02 Remedies Exclusive. From and after the Closing, the remedies set forth in this Article XIII shall be exclusive and in lieu of any other remedies that may be available to the Indemnitees pursuant to any statutory or common law with respect to any Losses of any kind or nature incurred directly or indirectly resulting from or arising out of any breach of this Agreement (including alleged breaches or inaccuracies of any representation, warranty or covenant or for any alleged misrepresentation but excluding any claims for actual fraud) or the transactions contemplated hereby; provided, however, that Purchaser or Seller may seek appropriate equitable relief in a court of proper jurisdiction. Nothing herein is intended to, nor shall be construed to, affect, have an interpretative effect on, modify or terminate any other contract between either party hereto or its Affiliates or any rights or obligations under any such contracts.

ARTICLE XIV.

DEFINITIONS

Section 14.01  Definitions.

(a)  Affiliate. “Affiliate” shall mean, when used with respect to any Person, (i) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner of more than ten percent (10%) of any class of any equity security (as defined in the Securities Act) thereof, and any officer, director, partner or Affiliate of such beneficial owner, (ii) if such Person is a partnership, any partner thereof, (iii) if such Person is a limited liability company or other unincorporated association, any member or managing agent thereof, and (iv) any other Person (other than the Purchasers) which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, the ability to exercise voting power, or by Contract or otherwise.

(b)  Allocation. “Allocation” shall have the meaning set forth in Section 1.10.

(c)  Acquisition. “Acquisition” shall mean any offer or proposal for or indication of interest in the purchase of or the acquisition of (whether by operation of law or otherwise) any of the Assets constituting the Business or of a substantial (more than 5%) equity interest in InterScope or any Person that controls the Assets or the Business.

(d)  Assets. “Assets” shall have the meaning set forth in Section 1.01.

(e)  Assumed Contracts. “Assumed Contracts” shall have the meaning set forth in Section 1.01(h).

(f)  Assumed Liabilities. “Assumed Liabilities” shall have the meaning set forth in Section 1.03.

(g)  Assumption Agreement. “Assumption Agreement” shall have the meaning set forth in Section 2.02.

(h)  Reserved

(i)  Reserved

(j)  Reserved

(k)  Dissolution Proceedings. “Dissolution Proceedings” means the proceedings involving InterScope Technologies, Inc..

(l)  Reserved

(m)  Business. “Business” shall have the meaning set forth in the Preamble.

(n)  Business Records. “Business Records” shall have the meaning set forth in Section 1.01(j).

(o)  Closing. “Closing” shall have the meaning set forth in Section 2.01.

(p)  Closing Allocation. “Closing Allocation” shall have the meaning set forth in Section 1.09.

(q)  Closing Balance Sheet. “Closing Balance Sheet” shall have the meaning set forth in Section 1.09.

(r)  Closing Date. “Closing Date” shall have the meaning set forth in Section 2.01.

(s)  Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated there under, as in effect from time to time.

(t)  Consents. “Consents” shall mean all governmental and third party consents, permits, approvals, orders, authorizations, qualifications, and waivers necessary to be received by a Person for the consummation of the Transactions contemplated by this Agreement.

(u)  Contracts. “Contracts” shall mean all contracts, commitments, agreements, arrangements and other instruments, whether written or oral.

(v)  Copyrights. “Copyrights” means United States and foreign copyrights, copyrightable works, mask works, whether registered or unregistered, and pending applications to register the same.

(w)  Customer Files. “Customer Files” shall have the meaning set forth in Section 3.14.

(x)  Domain Names. “Domain Names” is any alphanumeric designation registered with or assigned by a domain name registrar, registry, or domain name registration authority as part of an electronic address on the Internet. A Domain Name may or may not also be a Trademark.

(y)  Employee. “Employee” shall mean any employee, officer, director or independent contractor of any Seller.

(z)  Encumbrance. “Encumbrance” shall mean any claim, option, pledge, security interest, Lien, charge, encumbrance, restriction (whether on voting, sale, transfer or disposition or otherwise) whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws.

(aa)  ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(bb)  Reserved

(cc)  Reserved

(dd)  Reserved

(ee)  Excluded Assets. “Excluded Assets” shall have the meaning set forth in Section 1.02.

(ff)  Excluded Liabilities. “Excluded Liabilities” shall have the meaning set forth in Section 1.04.

(gg)  FDA. “FDA” means the United States Food and Drug Administration.

(hh)  Filings.  “Filings” has means filings with a government entity. .

(ii)  GAAP. “GAAP” shall mean U.S. generally accepted accounting principles, applied on a consistent basis.

(jj)  Governmental Entity. “Governmental Entity” shall mean the government of the United States of America, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(kk)  Indebtedness. “Indebtedness” shall mean as to the Business and the Assets and whether recourse is secured by or is otherwise available against all or only a portion of the Business or Assets and whether or not contingent, but without duplication: (i) every obligation relating to the Business for money borrowed, including the current portion of all long-term indebtedness; (ii) every obligation relating to the Business evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation relating to the Business with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Business; (iv) every obligation of the Business issued or assumed as the deferred purchase price of property or services (other than obligations incurred under purchase orders relating to future deliveries of goods or services); (v) obligations or commitments of the Business to repay deposits or other amounts advanced by and owing to third parties; (vi) obligations of the Business under any interest rate, currency or other hedging agreement; (vii) indebtedness secured by a Lien on the Assets or properties of the Business; (vii) payments which become due as a result of the execution of this Agreement, or the consummation of the Transactions; and (viii) guarantees of Indebtedness.

(ll)  Intellectual Property. “Intellectual Property” means Copyrights, Patents, Trademarks, Trade Secrets, Domain Names, product names, and other intangible property rights, together with any applications for the foregoing relating to the Business and all Contracts that relate or pertain to any of the foregoing.

(mm)  Knowledge. All references to knowledge of Seller shall mean to the best of the knowledge of Seller, and, after due inquiry and consultation, of the officers and/or employees of Seller who, because of their management and supervisory positions, are best informed of the affairs of any of Seller.

(nn)  Liabilities. “Liabilities” shall mean any debt, obligation, duty or liability of any nature including Indebtedness and any undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

(oo)  Lien. “Lien” shall mean any security agreement, financing statement (whether or not filed), security or other like interest, conditional sale or other title retention agreement, lease or consignment or bailment given for security purposes, lien, mortgage, deed of trust, indenture, pledge, constructive or other trust or attachment.

(pp)   Material Adverse Effect. “Material Adverse Effect” shall mean a material adverse effect on (i) the Business or the Assets, liabilities, operation, property, condition (financial or otherwise) or prospects of the Business or (ii) the validity or enforceability of (A) this Agreement or (B) the rights or remedies of the Purchaser hereunder.

(qq)  Patents. “Patents” means United States and foreign patents, patent applications, provisional applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) or improvements thereto (such patent disclosures, inventions and improvements include only those made prior to the Closing Date).

(rr)  Person. “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, corporation, institution, entity, party, or Governmental Entity or any other juridical entity of any kind or nature whatsoever.

(ss)  Purchase Price. “Purchase Price” shall have the meaning set forth in Section 1.06.

(tt)  Purchaser. “Purchaser” shall have the meaning set forth in the Preamble.

(uu)  Receivables. “Receivables” shall mean all of the accounts receivable of Seller arising from the Business.

(vv)  Requirements of Law. “Requirements of Law” shall mean as to any Person, provisions of the Articles or Certificate of Incorporation and By-laws or regulations or other organizational or governing documents of such Person, or any law, code, regulation, qualification, license or franchise or determination of any Governmental Entity, in each case applicable or binding upon such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the Transactions contemplated or referred to herein.

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(zz)  Seller. “Seller” shall have the meaning set forth in the Preamble;

(aaa)  Seller’s Disclosure Schedule. “Seller’s Disclosure Schedule” shall have the meaning set forth in Article III.

(bbb)  Software. “Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation, technical manuals and materials, whether in source code, object code or human readable form and any licenses or rights with respect to the foregoing.

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(ddd)  Taxes. “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, license, withholding, payroll, estimated, stamp, unemployment insurance, ad valorem, disability, severance, social security and franchise taxes, occupation or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state or local or domestic or foreign.

(eee)  Tax Return. “Tax Return” shall mean a report, return or other information required to be supplied to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller and relates to the Business.

(fff)  Trade Secrets. “Trade Secrets” means confidential ideas, trade secrets, know-how, confidential information, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, product specifications, supplier lists, manufacturing instructions, quality guidelines, manufacturing rights, tools, dies, or other proprietary information.

(ggg)  Trademarks. “Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress, trade names and Domain Names (including all assumed or fictitious names under which the Business has been conducted), whether registered or unregistered and pending applications to register the foregoing.

(hhh)  Transaction Documents. “Transaction Documents” shall mean this Agreement, the Assumption Agreement and each document delivered pursuant to each of the foregoing.

(iii)  Transactions. “Transactions” shall mean the sale and purchase of the Assets and any and all other transactions contemplated by the Transaction Documents.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SELLER:

InterScope Technologies, Inc.
a Delaware corporation

By:____________________________

Name: _Anthony J. Taddey_________

Title: Chairman & CEO_________

PURCHASER:

TRESTLE ACQUISITION CORP.
a Delaware corporation

By:____________________________

Name: Barry Hall_________________

Title: President & CFO____________